EXHIBIT 10.2
GARTNER, INC.
2003 LONG-TERM INCENTIVE PLAN
STOCK APPRECIATION RIGHT AGREEMENT
Grant #
NOTICE OF GRANT
     Gartner, Inc. (the “Company”) hereby grants you,                      (the “Grantee”), a stock appreciation right (the “SAR”) under the Company’s 2003 Long-Term Incentive Plan (the “Plan”), to exercise in exchange for a payment from the Company pursuant to this SAR. The date of this Agreement is February 15, 2007 (the “Grant Date”). In general, the latest date this SAR will expire is February 15, 2014 (the “Expiration Date”). However, as provided in Appendix A (attached hereto), this SAR may expire earlier than the Expiration Date. Subject to the provisions of Appendix A and of the Plan, the principal features of this SAR are as follows: Number of Shares to which this SAR pertains:
Exercise Price per Share: $
     Vesting Commencement Date: February 15, 2007
     Vesting Schedule:
Twenty-five percent (25%) of the Shares to which this SAR pertains shall vest on the one (1) year anniversary of the Vesting Commencement Date, and twenty-five percent (25%) of the Shares to which this SAR pertains shall vest on each subsequent anniversary of the Vesting Commencement Date, subject to Grantee’s Continued Service through each such date.

Event Triggering	Maximum Time to Exercise
Termination of SAR:	After Triggering Event*:

Termination of Service due to Disability	6 months
Termination of Service due to death	1 year
All other Terminations of Service	90 days

*	However, in no event may this SAR be exercised after the Expiration Date.
     Your signature below indicates your agreement and understanding that this SAR is subject to all of the terms and conditions contained in the Plan and this SAR Agreement (the “Agreement”), which includes this Notice of Grant and Appendix A. For example, important additional information on vesting and termination of this SAR is contained in Paragraphs 3 through 5 of Appendix A. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS SAR.

GARTNER, INC.		GRANTEE

By

	Title: CEO	Name

APPENDIX A
TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS
1. Grant of SAR. The Company hereby grants to the Grantee under the Plan, as a separate incentive in connection with his or her employment and not in lieu of any salary or other compensation for his or her services, a SAR pertaining to all or any part of an aggregate of [NUMBER] Shares, which SAR entitles the Grantee to exercise the SAR in exchange for Shares in the amount determined under Paragraph 9 below.
2. Exercise Price. The purchase price per Share for this SAR (the “Exercise Price”) shall be $___, which is the Fair Market Value of a Share on the Grant Date. When the SAR is exercised, the purchase price will be deemed paid by the Grantee for the exercised portion of the SAR through the past services rendered by the Grantee, and will be subject to the appropriate tax withholdings.
3. Vesting Schedule. Except as otherwise provided in this Agreement, the right to exercise this SAR will vest in accordance with the vesting schedule set forth in the Notice of Grant which constitutes part of this Agreement. Shares scheduled to vest on any date will vest only if the Grantee remains in Continued Service on such date. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the SARs at any time, subject to the terms of the Plan. If so accelerated, such SARs will be considered as having vested as of the date specified by the Committee.
4. Termination of SAR. In the event of the Grantee’s termination of Continued Service for any reason other than Disability or death, the Grantee may, within ninety (90) days after the date of such termination of Continued Service, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this SAR. In the event of the Grantee’s termination of Continued Service due to Disability, the Grantee may, within six (6) months after the date of such termination, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this SAR.
5. Death of Grantee. In the event that the Grantee dies while in the employ of the Company and/or a Parent or Subsidiary, the administrator or executor of the Grantee’s estate (or such other person to whom the SAR is transferred pursuant to the Grantee’s will or in accordance with the laws of descent and distribution), may, within one (1) year after the date of death, exercise any vested but unexercised portion of the SAR. Any such transferee must furnish the Company (a) written notice of his or her status as a transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of this SAR and compliance with any laws or regulations pertaining to such transfer, and (c) written acceptance of the terms and conditions of this SAR as set forth in this Agreement.
6. Persons Eligible to Exercise SAR. Except as provided in Paragraph 5 above or as otherwise determined by the Committee in its discretion, this SAR shall be exercisable during the Grantee’s lifetime only by the Grantee.

7. SAR is Not Transferable. Except as otherwise expressly provided herein, this SAR and the rights and privileges conferred hereby may not be transferred, pledged, assigned or otherwise hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, pledge, assign, hypothecate or otherwise dispose of this SAR, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this SAR and the rights and privileges conferred hereby immediately shall become null and void.
8. Exercise of SAR. This SAR may be exercised by the person then entitled to do so as to any Shares, and such exercise must be in accordance with the Company’s published exercise procedures, as in effect from time to time, which may require the Grantee to exercise this SAR through the Company’s designated broker or administrator. All exercises must be accompanied by payment of the aggregate exercise price together with all taxes the Company determines are required to be withheld by reason of the exercise of this SAR or as are otherwise required under Paragraph 10 below. Exercise forms are available from the Stock Plan Administration. Payment of the aggregate exercise price must be (i) in cash (including check, bank draft or money order), or (ii) for “cashless exercises” during the open trading window, by delivery of such documentation as the Committee and any broker of deposit, if applicable, shall require to effect an exercise of the SAR and delivery to the Company of the sale or loan proceeds required to pay the exercise price, in each case plus any applicable withholding taxes.
9. Payment of SAR Amount. Upon exercise of this SAR, the Grantee shall be entitled to receive the number of Shares (the “SAR Amount”), less applicable withholdings, determined by (i) multiplying (a) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (b) the number of Shares with respect to which this SAR is exercised, and (ii) dividing the product of (a) and (b) by the Fair Market Value of a Share on the date of exercise. The SAR Amount shall be paid solely in whole Shares; any fractional amount shall be rounded down to the nearest whole share. Shares issued pursuant to the exercise of this SAR may be delivered in book form or listed in street name with a brokerage company of the Company’s choice.
10. Tax Withholding and Payment Obligations. When the Shares are issued as payment for exercised SARs, the Grantee will recognize immediate U.S. taxable income if the Grantee is a U.S. taxpayer. If the Grantee is a non-U.S. taxpayer, the Grantee will be subject to applicable taxes in his or her jurisdiction. The Company (or the employing Parent or Subsidiary) will withhold a portion of the Shares otherwise issuable in payment for exercised SARs that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by the Company (or the employing Parent or Subsidiary) with respect to the Shares. No fractional Shares will be withheld or issued pursuant to the exercise of SARs and the issuance of Shares thereunder. The Company (or the employing Parent or Subsidiary) may instead, in its discretion, withhold an amount necessary to pay the applicable taxes from the Grantee’s paycheck, with no withholding of Shares. In the event the withholding requirements are not satisfied through the withholding of Shares (or, through the Grantee’s paycheck, as indicated above), no payment will be made to the Grantee (or his or her estate) for SARs unless and until satisfactory arrangements (as determined by the Committee) have been made by the Grantee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such SARs. By accepting this award of SARs, the Grantee expressly consents to the withholding of Shares and to any cash or Share withholding as provided for in this paragraph 10. All income and other taxes related to the SAR award and any Shares delivered in payment thereof are the sole responsibility of the Grantee.
11. Suspension of Exercisability. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the SARs upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the exercise of SARs hereunder, this SAR may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. The Company shall make reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
12. No Rights of Stockholder. Neither the Grantee (nor any transferee) shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the Shares covered by this SAR.
13. No Effect on Employment. The Grantee’s employment with the Company and any Parent or Subsidiary is on an at-will basis only, subject to the provisions of applicable law. Accordingly, subject to any written, express employment contract with the Grantee, nothing in this Agreement or the Plan shall confer upon the Grantee any right to continue to be employed by the Company or any Parent or Subsidiary or shall interfere with or restrict in any way the rights of the Company or the employing Parent or Subsidiary, which are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without good cause. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company or the Parent or Subsidiary employing the Grantee.
14. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary at the Company’s headquarters, P.O. Box 10212, 56 Top Gallant Road, Stamford, CT 06902-7700, or at such other address as the Company may hereafter designate in writing.
15. Maximum Term of SAR. Notwithstanding any other provision of this Agreement, this SAR is not exercisable after the Expiration Date.
16. Binding Agreement. Subject to the limitation on the transferability of this SAR contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
17. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Connecticut, other than its conflicts of laws provisions.

18. Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms and phrases used and not defined in this Agreement shall have the meaning set forth in the Plan.
19. Committee Authority. The Committee shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith (including, but not limited to, the determination of whether or not any SARs have vested). All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Grantee, the Company and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
20. Captions. The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.
21. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
22. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Except as otherwise provided herein, modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Grantee, to avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this of SAR.
23. Amendment, Suspension, Termination. By accepting this SAR, the Grantee expressly warrants that he or she has received an SAR to purchase stock under the Plan, and has received, read and understood a description of the Plan. The Grantee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.
24. Defined Terms: Capitalized terms used in this Agreement without definition will have the meanings provided for in the Plan. When used in this Agreement, the following capitalized terms will have the following meanings:
“Continued Service” means that your employment relationship is not interrupted or terminated by you, the Company, or any Parent or Subsidiary of the Company. Your employment relationship will not be considered interrupted in the case of: (i) any leave of absence approved in accordance with the Company’s written personnel policies, including sick leave, family leave, military leave, or any other personal leave; or (ii) transfers between locations of the Company or between the Company and any Parent, Subsidiary or successor; provided, however, that, unless otherwise provided in the Company’s written personnel policies, in this Agreement or under applicable laws, rules or regulations, or unless the Committee has otherwise expressly provided for different treatment with respect to this Agreement, (x) no such leave may exceed ninety (90) days, and (y) any vesting shall cease on the ninety-first (91st) consecutive date of any leave of absence during which your employment relationship is deemed to continue and will not recommence until such date, if any, upon which you resume service with the Company, its Parent, Subsidiary or successor. If you resume such service in accordance with the terms of the Company’s military leave policy, upon resumption of service you will be given vesting credit for the full duration of your leave of absence. Continuous employment will be deemed interrupted and terminated for an Employee if the Grantee’s weekly work hours change from full time to part time. Part-time status for the purpose of vesting continuation will be determined in accordance with policies adopted by the Company from time to time, which policies, if any, shall supersede the determination of part-time status set forth in the Company’s posted “employee status definitions”.
“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
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